                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

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     Filed by a Party other than the Registrant [ ]
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     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the

                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement


     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           DELL COMPUTER CORPORATION
--------------------------------------------------------------------------------
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                                      N/A
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     [ ] Fee paid previously with preliminary materials.

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
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the Form or Schedule and the date of its filing.

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

                                  [DELL LOGO]

                                  June 1, 1998

Dear Fellow Stockholder:

     Our Annual Meeting will be held at the Austin Convention Center, Ballroom A, 500 E. Cesar Chavez, Austin, Texas, on Friday, July 17, 1998 at 9:00 a.m. The accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement and the form of proxy) provide additional information about the Annual Meeting, including details on the proposals to be voted on. A copy of the Company's 1998 Annual Report also accompanies these materials.

     We are pleased to be offering several new enhancements to our proxy solicitation and Annual Meeting process this year.

- First, we enabled holders to receive the proxy materials and the Annual Report electronically via the Internet. This helps us hold down proxy solicitation and printing costs, and we also hope that you find it convenient and useful. Holders who elected to receive these materials via the Internet may do so by accessing the ADP website at www.proxyvote.com.


- Second, we are offering two new ways to vote your shares, in addition to the traditional paper proxy card. You may vote via the Internet by accessing ADP's website at www.proxyvote.com, or you may vote by telephone by calling 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial owner holding in street name). In either case, you will need the Control Number that is imprinted on your personalized proxy card or that you have received from ADP electronically.


- Finally, we have arranged to offer an audio broadcast of the Annual Meeting through our Internet website. To tune into this broadcast, go to www.dell.com, look for the Annual Meeting icon and follow the instructions.

     We look forward to your participation in this year's Annual Meeting process and, as always, appreciate your support.

                                            Sincerely,

                                            /s/ MICHAEL S. DELL
                                            Michael S. Dell,
                                            Chairman of the Board and
                                              Chief Executive Officer

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                 1              9              9              8
--------------------------------------------------------------------------------

                                  [DELL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                                  WWW.DELL.COM

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     The Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") will be held at the Austin Convention Center, Ballroom A, 500 E. Cesar Chavez, Austin, Texas, on Friday, July 17, 1998 at 9:00 a.m., local time. At the meeting, stockholders will be asked to vote on the following proposals:

     Proposal 1 -- Elect three directors, each with a term of three years, and one director with a term of two years.

     Proposal 2 -- Approve an amendment to the Company's Certificate of
                   Incorporation to increase the number of authorized shares of Common Stock from one billion to three billion.

     Proposal 3 -- Approve the Company's Executive Incentive Bonus Plan.

Stockholders will also transact any other business that may properly come before the meeting.

     The Board of Directors has established May 29, 1998 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to vote at the meeting.

                            YOUR VOTE IS IMPORTANT!

     Please date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. Doing so will assist the Company in reducing the expenses of additional proxy solicitation.

     As an alternative to using the paper proxy card to vote, stockholders holding shares registered in their names, as well as beneficial owners of shares held in "street name" by a broker, may vote electronically via the Internet or by telephone. Please see "Additional Information -- Internet and Telephone Voting" in the Proxy Statement for more details.


     Signing and returning the proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the meeting.


                                            By Order of the Board of Directors

                                            /s/ THOMAS B. GREEN

                                            Thomas B. Green
                                            Secretary

Round Rock, Texas

June 1, 1998

                                  [DELL LOGO]

                           DELL COMPUTER CORPORATION
                                  ONE DELL WAY
                            ROUND ROCK, TEXAS 78682

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, JULY 17, 1998
                                   9:00 A.M.

                            AUSTIN CONVENTION CENTER
                                   BALLROOM A
                              500 E. CESAR CHAVEZ
                                 AUSTIN, TEXAS

     The accompanying proxy is being solicited on behalf of the Company's Board of Directors for use at the Company's Annual Meeting of Stockholders, the time and place of which are noted above. At the meeting, stockholders will be asked to vote on three proposals, which are listed in the accompanying Notice of Annual Meeting of Stockholders and described in more detail below. Stockholders will also consider any other proposals or business that may properly come before the meeting, although the Board of Directors knows of no other proposals or business to be presented.

     By executing and returning the proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet or by telephone), you authorize Michael S. Dell and Thomas B. Green to represent you and vote your shares at the meeting in accordance with your instructions. Those persons may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

     If you attend the meeting, you may vote in person, regardless of whether you have executed and returned the proxy. In addition, you may revoke your proxy at any time before its exercise at the meeting by delivering a written notice of revocation to the Company's Secretary or by executing and delivering a later-dated proxy.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY EITHER IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.


     This Proxy Statement and the accompanying materials are being mailed to stockholders and made available on the Internet
(www.dell.com/corporate/investor/index.htm) on or about June 4, 1998.

                               QUORUM AND VOTING

     RECORD DATE. The record date for the meeting is May 29, 1998. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.


     VOTING STOCK. The only class of stock entitled to be voted at the meeting is the Company's Common Stock, par value $.01 per share. At the close of business on the record date, there were 637,493,317 shares of Common Stock outstanding and entitled to be voted at the meeting, and the holders of those shares will be entitled to one vote per share.


     QUORUM. In order for any business to be conducted, holders of more than 50% of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

     ADJOURNED MEETING. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.


     TABULATION OF VOTES. The Company's transfer agent will be responsible for tabulating and certifying the votes.


     VOTING BY STREET NAME HOLDERS. If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

     ABSTENTIONS AND BROKER NON-VOTES. If you ABSTAIN from voting on one or more proposals, your shares will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. If you ABSTAIN from voting on Proposal 2 (Amendment to Certificate of Incorporation) or Proposal 3 (Executive Incentive Bonus Plan), your shares will also be included in the number of shares voting on the proposal, and consequently, your abstention will have the same practical effect as a vote AGAINST the proposal. Because directors are elected by a plurality of the votes (see "Proposal
1 -- Election of Directors" below), an abstention would have no effect on the outcome of the vote on Proposal 1 and, thus, is not offered as a voting option for that proposal.

     If your shares are treated as broker non-votes on one or more proposals, they will nevertheless be included in the number of shares represented for purposes of determining whether a quorum is present. Otherwise, however, those shares will be treated as shares not entitled to be voted on the proposal. Consequently, a broker non-vote with respect to Proposal 1 (Election of Directors) or Proposal 3 (Executive Incentive Bonus Plan) will have no effect on the outcome of the vote on that proposal. Because the approval of an amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares outstanding (see "Proposal 2 -- Amendment of Certificate of Incorporation" below), a broker non-vote with respect to Proposal 2 will have the same practical effect as a vote AGAINST that proposal.

     DEFAULT VOTING. If you properly execute and return the accompanying proxy (in paper form, electronically via the Internet or by telephone) but do not indicate any voting instructions, your shares will be voted as follows:

     -  Proposal 1 (Election of Directors) -- FOR all nominees

     -  Proposal 2 (Amendment of Certificate of Incorporation) -- FOR

     -  Proposal 3 (Executive Incentive Bonus Plan) -- FOR

If any other business properly comes before the stockholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS


     CURRENT NOMINEES. The three-year terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated Donald J. Carty, Thomas W. Luce III and Paul O. Hirschbiel, Jr. for reelection as Class I directors. Mr. Carty, Mr. Luce and Mr. Hirschbiel are currently serving as Class I directors. If they are reelected, they will continue to serve as Class I directors with terms to expire at the annual meeting of stockholders to be held in 2001.


     In addition, the Board of Directors has nominated Alex J. Mandl for election to fill the remaining two years of a three-year Class III director term. Mr. Mandl is currently serving as a Class III director, having been elected by unanimous consent of the directors in November 1997 to serve until the upcoming annual meeting. If elected, Mr. Mandl will continue to serve as a Class III director with a term to expire at the annual meeting of stockholders to be held in 2000.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE FOUR NOMINEES.

     The following is biographical information about each of the nominees.

Donald J. Carty............  Mr. Carty has been a director of the Company since
                             December 1992. Mr. Carty is Chairman of the Board, President and Chief Executive Officer of AMR Corporation and American Airlines, Inc., a subsidiary of AMR Corporation, positions he has held since May 1998. From March 1995 to May 1998, Mr. Carty was President of American Airlines Inc., President of AMR Airline Group and Executive Vice President of AMR Corporation. From October 1989 to March 1995, Mr. Carty held the positions of Chief Financial Officer of AMR Corporation and Executive Vice President, Finance & Planning for AMR Corporation and American Airlines, Inc. He has held senior vice presidential positions with American Airlines, Inc. since 1988. Mr. Carty serves on the Board of Trustees of Queen's University in Kingston, Ontario.


Thomas W. Luce III.........  Mr. Luce has been a director of the Company since
                             November 1991. Mr. Luce is of counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.


Paul O. Hirschbiel, Jr.....  Mr. Hirschbiel has been a director of the Company since October 1987. Mr. Hirschbiel is a consultant with Cornerstone Equity Investors, L.L.C., where he was Managing Director from December 1996 until January 1998. Before then, Mr. Hirschbiel was a Vice President of Prudential Equity Investors, Inc. and had held the position of Vice President or Director with that firm since September 1983. Mr. Hirschbiel originally became a director of the Company pursuant to the terms of a stock purchase agreement entered into in connection with the issuance by the Company of a series of convertible preferred stock in October 1987. Mr. Hirschbiel received a Bachelor of Arts degree and a Masters of Business Administration degree from the University of North Carolina at Chapel Hill.

 Alex J. Mandl.............. Mr. Mandl has been a director of the Company since
                             November 1997. Since August 1996, Mr. Mandl has been Chairman and Chief Executive Officer of Teligent Inc., a telecommunications company that offers local, long distance, Internet and other advanced communication services directly to business customers. Before joining Teligent, Mr. Mandl was President and Chief Operating Officer of AT&T, where he directed the long distance, wireless and local communications services. During his tenure at AT&T, Mr. Mandl also held the positions of Executive Vice President and Chief Executive Officer of the Communication Services Group, Chief Financial Officer and Group Executive. Prior to joining AT&T in 1991, Mr. Mandl was Chairman and Chief Executive Officer of Sea-Land Services, Inc., the world's largest ocean transportation company. Mr. Mandl is also a member of the boards of directors of Warner-Lambert Company, Forstmann Little & Co. and General Instruments Corporation.


     Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.


     In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting. That means the four nominees will be elected if they receive more affirmative votes than any other nominees.

     CONTINUING DIRECTORS. The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire at the annual meeting of stockholders to be held in 2001, the terms of the Class II directors expire at the annual meeting of stockholders to be held in 1999 and the terms of the Class III directors expire at the annual meeting of stockholders to be held in 2000. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.


                                               DIRECTOR
                 NAME                    AGE    CLASS                   COMMITTEES
                 ----                    ---   --------                 ----------
Michael S. Dell........................  33       II                        --
Donald J. Carty........................  51        I      Audit, Finance (Chairman), Nominating
Paul O. Hirschbiel, Jr.................  45        I      Compensation, Finance
Michael H. Jordan......................  61       II      Compensation, Nominating (Chairman)
Thomas W. Luce III.....................  57        I      Finance
Klaus S. Luft..........................  56       II      Audit, Finance
Claudine B. Malone.....................  62      III      Audit (Chairman)
Alex J. Mandl..........................  54      III      Compensation
Michael A. Miles.......................  58      III      Compensation (Chairman), Nominating

     Set forth below is biographical information about each of the Company's directors, except for Mr. Carty, Mr. Hirschbiel, Mr. Jordan and Mr. Mandl whose biographical information is included under "Current Nominees" above.

Michael S. Dell............  Mr. Dell has been Chairman of the Board, Chief
                             Executive Officer and a director of the Company since May 1984. Mr. Dell founded the Company in 1984 while attending the University of Texas at Austin. He is a member of the Board of Directors of the United States Chamber of Commerce and the Computerworld/Smithsonian Awards. Mr. Dell serves on the nominating committee for the National Technology Medal of Honor and is an advisor to the Innovative Technology Management Association at the University of Texas at Austin.

Michael H. Jordan..........  Mr. Jordan has been a director of the Company since
                             December 1992. Mr. Jordan is Chairman and Chief Executive Officer of CBS Corporation (formerly Westinghouse Electric Corporation), positions he has held since July 1993. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan is also a member of the boards of directors of CBS Corporation and Aetna Inc.

Klaus S. Luft..............  Mr. Luft has been a director of the Company since
                             March 1995. Mr. Luft is the founder, owner and President of MATCH -- Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions for more than 17 years in marketing, manufacturing and finance.

Claudine B. Malone.........  Ms. Malone has been a director of the Company since
                             February 1993. Ms. Malone is President of Financial & Management Consulting, Inc., a firm she founded in 1982. She has taught at the business schools of the University of Virginia, Harvard University and Georgetown University. Ms. Malone is a trustee of the Massachusetts Institute of Technology and the Chairman of the Federal Reserve Bank of Richmond. She is also a member of the boards of directors of Hannaford Brothers Co., Hasbro, Inc., Houghton Mifflin Corp., Lafarge Corp., The Limited, Inc., Lowe's Companies, Mallinckrodt Group Inc., SAIC and Union Pacific Corporation.

Michael A. Miles...........  Mr. Miles has been a director of the Company since
                             February 1995. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc.

                             and Chairman and Chief Executive Officer of Kraft General Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner in the investment firm of Forstmann Little & Co. and is the non-executive chairman of Community Health Systems, a hospital management company owned by Forstmann Little & Co. He is also a member of the boards of directors of Dean Witter Discover & Co., Sears, Roebuck and Co., Time Warner Inc. and Allstate, Inc. and is a trustee of Northwestern University.

     COMMITTEES AND MEETINGS. The Board of Directors maintains the following four standing committees. The members of the various committees are identified in the preceding table of continuing directors.

     - Audit Committee. The Audit Committee recommends the appointment of the Company's independent accountants and determines the appropriateness of their fees; reviews the scope and results of the audit plans of the independent accountants and the Company's internal auditors; oversees the scope and adequacy of the Company's internal accounting control and record-keeping systems; reviews the objectivity, effectiveness and resources of the internal audit function; confers independently with the independent accountants; and determines the appropriateness of fees for audit services performed by the independent accountants.

     - Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's senior management and establishing compensation policies for Company employees generally. The Compensation Committee also administers the Company's stock-based compensation plans and employee stock purchase plan.

     - Finance Committee. The Finance Committee is responsible for considering and recommending to the Board of Directors proposed strategies, policies and actions related to finance and economics.

     - Nominating Committee. The Nominating Committee is responsible for recruiting and recommending candidates for membership to the Board of Directors and for recommending to the Chairman of the Board the structure and membership of the committees of the Board of Directors. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional
       Information -- Stockholder Proposals" below.

     During fiscal 1998, the Board of Directors and the various committees held the following number of meetings: Board of Directors, five; Audit Committee, four; Compensation Committee, five; Finance Committee, six; and Nominating Committee, one. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

            PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION


     GENERAL. The Company's Certificate of Incorporation currently authorizes the issuance of up to one billion shares of Common Stock. As of May 3, 1998 (the end of the first quarter of fiscal 1999), authorized shares were used or reserved as follows:



Issued and outstanding......................................  639,085,391
Reserved for issuance under stock-based compensation plans:
  Covered by currently outstanding awards...................  110,802,248
  Available for future awards...............................   39,971,052
Reserved for issuance under employee stock purchase plan....   13,119,429
                                                              -----------
          Total.............................................  802,978,120
                                                              ===========



     This leaves approximately 200 million shares of Common Stock currently available for other purposes.


     The Board of Directors is proposing an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from one billion to three billion. If the stockholders approve this proposal, the first paragraph of Article Fourth of the Company's Certificate of Incorporation will be amended to read in its entirety as follows:

        "FOURTH: The total number of shares of capital stock of the Corporation shall be three billion and five million (3,005,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and three billion (3,000,000,000) shares of Common Stock, of the par value of $0.01 per share."

     PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT. All authorized but unissued and unreserved shares of Common Stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with future stock splits or dividends and issuances to raise capital or effect acquisitions). There are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock (other than issuances permitted or required under the Company's stock-based employee benefit plans or awards made pursuant to those plans). The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of The Nasdaq Stock Market.

     Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

     The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

     VOTE NECESSARY TO APPROVE PROPOSAL. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary for approval of Proposal 2. Therefore, abstentions and broker non-votes effectively count as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

            PROPOSAL 3 -- APPROVAL OF EXECUTIVE INCENTIVE BONUS PLAN


     In May 1998, the Board of Directors, upon recommendation of the Compensation Committee, unanimously approved and adopted a new Executive Incentive Bonus Plan (the "Plan") to govern the award and payment of cash bonuses to certain of the Company's executive officers and directed that the Plan be submitted to the Company's stockholders for approval so that payments thereunder will be deductible by the Company for federal income tax purposes.


     SUMMARY OF TERMS. The following is a summary of the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Exhibit A. Terms used below with their initial letters capitalized have the meanings ascribed to them in the Plan.

     - Purpose. The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote the success of the Company. The Plan is also intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

     - Performance Goal. The Board has established the achievement of positive "Consolidated Net Income" as the performance goal necessary for the payment of bonuses under the Plan. For purposes of the Plan, Consolidated Net Income consists of net income before extraordinary items, as reported in the Company's applicable quarterly or annual published financial statements.

     - Administration. The Plan will be administered by the Compensation Committee of the Board or another committee (consisting of at least two directors, each of whom shall be an "outside director" within the meaning of Section 162(m)) appointed by the Board. In administering the Plan, the Committee will have full power and authority to interpret the terms and provisions of the Plan and to establish, adjust, pay or decline to pay bonuses under the Plan.

     - Eligible Executives. Participation in the Plan will be limited to "Eligible Executives," which is defined as the Company's Chief Executive Officer and any other executive officer of the Company designated by the Committee. Currently, there are 17 executive officers of the Company. Participation in the Plan is limited to the Company's executive officers. No non-employee director of the Company or non-executive officer employee will be entitled to participate in, or otherwise receive benefits under, the Plan.

     - Establishment of Target Bonuses. Within 90 days after the end of each fiscal year, the Committee will designate those Eligible Executives who are to be participants in the Plan for that fiscal year and will specify the terms and conditions for the determination and payment of an "Incentive Bonus" to each of those participants. The maximum Incentive Bonus that may be payable to any Eligible Executive for any fiscal year will be 0.5% of the Consolidated Net Income for that fiscal year. The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the Committee determines to be appropriate. The Plan contains special provisions for designating additional Eligible Executives for participation in the Plan after such 90-day period and determining the amount of their maximum Incentive Bonuses.

     - Committee Certification and Determination of Incentive Bonuses. As soon as practicable after the end of each fiscal year, the Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Incentive Bonus to be paid to each Plan participant. In determining that amount, the Committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable.

     - Payment of Incentive Bonuses. Following the Committee's determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash (subject to any election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash).

     - Duration and Amendment. If the Plan is approved by the Company's stockholders, it will be effective for fiscal 1999 (the current fiscal year of the Company, which commenced on February 2, 1998) and will continue in effect until the fifth anniversary of the date of such approval. The Board, however, may suspend or terminate the Plan at any time. In addition, the Board may amend the Plan from time to time as it deems advisable, except that, without the approval of the Company's stockholders, the Board may not amend the Plan to (a) increase the maximum amount of Incentive Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan, (b) materially modify the eligibility requirements for participation in the Plan or (c) change the material terms of the stated performance goal.

     FEDERAL INCOME TAX CONSEQUENCES. Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus or to receive it in the form of options under the Executive Stock Ownership Incentive Plan discussed below, the participant will also be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by the Plan participants.

     PLAN BENEFITS. The Incentive Bonuses, if any, that will be paid to Plan participants for any fiscal year are subject to the discretion of the Committee, based on objective or subjective factors that the Committee considers appropriate. Consequently, it is not possible to determine at this time the amount of the Incentive Bonuses that will be paid for fiscal 1999 or to determine or estimate the amount of any Incentive Bonus that would have been paid in any prior fiscal year had the Plan then been in effect. As noted above, the maximum Incentive Bonus that may be paid under the Plan to any participant for any fiscal year is 0.5% of Consolidated Net Income for such fiscal year. Had the Plan been in effect for fiscal 1998, this provision would have produced a MAXIMUM Incentive Bonus per participant of approximately $4.7 million.

     REASONS FOR PROPOSAL. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a "Named Executive Officer" (see below) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company's stockholders. The Board believes that it is desirable and in the best interests of the Company and its stockholders that the cash bonuses to be paid to the Company's executive officers be deductible for federal income tax purposes and, accordingly, has structured the Plan to satisfy the requirements of Section 162(m) for "performance-based" compensation. The Board also believes that the Plan serves the Company's interests by focusing management's attention on the achievement of those goals that the Board, through the Committee, determines to be strategically and operationally important for the Company.

     If the Plan is not approved by the Company's stockholders, it is currently contemplated that any bonuses for fiscal 1999 and subsequent years for executive officers would be discretionary and that such bonuses would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation) they exceed the limit set forth therein.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE BONUS PLAN.

                             EXECUTIVE COMPENSATION

     All Common Stock information has been adjusted to take into account the two-for-one split of the Common Stock paid in July 1997 and the two-for-one split of the Common Stock paid in March 1998.

COMPENSATION OF DIRECTORS

     The following is a description of the compensation arrangements for the Company's non-employee directors. The compensation arrangements for the non-employee directors are based on a "Service Year," which is the annual period commencing at an annual meeting of the Company's stockholders and ending at the next annual meeting of stockholders. Mr. Dell, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

     ANNUAL CASH PAYMENTS. Currently, each non-employee director (other than Mr. Mandl) receives an annual retainer fee of $30,000 and an additional $1,000 for each Board of Directors meeting attended in person. In November 1997, the Board of Directors changed its non-employee director compensation arrangement, increasing the annual retainer fee to $40,000 and eliminating the $1,000 meeting fees. Any new non-employee director whose term begins during a Service Year will be entitled to the full amount of the annual retainer fee if 50% or more of the scheduled Board of Directors meetings for that Service Year are scheduled to occur after the director's election; otherwise, the new non-employee director is entitled to receive 50% of the annual retainer fee for that Service Year. The annual retainer fee for a Service Year is payable at the first Board of Directors meeting during the Service Year. For all non-employee directors other than Mr. Mandl, this new arrangement will be effective for the Service Year that begins in 1998 and for subsequent Service Years. Mr. Mandl, who was appointed to the Board of Directors in November 1997, at the same time that the new compensation arrangement was approved, is currently being compensated based on the new arrangement.

     The Company maintains a deferred compensation plan for the non-employee directors, pursuant to which the directors may elect to defer all or a portion of their annual retainer fees. A director's deferred amounts are allocated by the director to various investment funds and, along with any earnings, are payable to the director upon termination of service as a member of the Board of Directors or to the director's named beneficiary in the event of death. Distribution of the deferred amounts and any earnings may be made, at the election of the participating director, in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years.

     A non-employee director may elect to receive an option to purchase the Company's Common Stock in lieu of all or a portion of the annual retainer fee. The option is granted on the date the annual retainer fee would otherwise have been paid. The number of shares subject to the option is determined by dividing the amount of the annual retainer fee subject to the election by the value of an option for one share of Common Stock (calculated pursuant to the Black-Scholes model). The exercise price of the option is the average of the high and low reported sales price of the Company's Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant and terminates on the tenth anniversary of the date of grant.

     OPTION AWARDS. As noted above, the Board of Directors changed its non-employee director compensation arrangements in November 1997. Prior to that change, non-employee directors were entitled to receive an initial option award covering a specified number of shares of the Company's Common Stock upon election to the Board of Directors and an annual option award covering a specified number of shares for each year of service. The Company's Incentive Plan, which was approved by the stockholders in June 1994 and which specified the compensation arrangements for non-employee directors, originally provided that the non-employee directors' initial option award was to cover 15,000 shares of Common Stock and that each annual award was to cover 6,000 shares. The Incentive Plan also provided, however, that those numbers were to be adjusted to take stock splits into account. As a result of adjustments for the two-for-one split of the Common Stock paid in October 1995 and the two-for-one split of the Common Stock paid in December 1996, the size of the initial and annual option awards had grown to 60,000 shares and 24,000 shares, respectively. After the announcement of an additional two-for-one split of the Common Stock in May 1997 (to be paid in July 1997), the Board of Directors decided to review the Company's non-employee director compensation arrangement and, pending completion of that review, unanimously elected to forego the adjustment in their annual option awards for the July 1997 stock split. Consequently, each non-employee director who was serving immediately after the stockholders' meeting in 1997 received an annual option award covering 24,000 shares (rather than 48,000, which would have been the award had the split adjustment been made).

     In November 1997, after completing a thorough review and analysis of non-employee director compensation plans at various companies deemed comparable for this purpose, the Board of Directors unanimously determined that it was in the best interests of the Company and its stockholders to modify the terms of the compensation paid to non-employee directors, including the size of the automatic option awards, and adopted new non-employee director compensation arrangements. Under the new arrangements, the number of shares of Common Stock subject to each annual option award for a Service Year will be equal to the "Annual Award Base Number" for that Service Year divided by the fair market value of the Common Stock on the date of grant. The number of shares subject to an initial option award for a new non-employee director will be equal to the "Initial Award Base Number" divided by the fair market value of the Common Stock on the date of grant, and the first annual option award for a new non-employee director will be prorated on the same basis as the director's annual retainer fee, as described above. The Annual Award Base Number will be $650,000 (subject to an annual escalation factor of 10%), and the Initial Award Base Number at any given time will be 300% of the then-applicable Annual Award Base Number. The annual option awards for each Service Year are to be granted as of the first day of that Service Year, and an initial option award is to be granted to a new non-employee director as of the date of the first Board of Directors meeting attended. Under the new arrangements, the method of computing the number of shares subject to the initial and annual option awards will not be adjusted to take into account future stock splits (including the two-for-one split of the Common Stock paid in March 1998); however, once an option has been issued, the number of shares subject to the option and the exercise price of the option will be adjusted to take into account any subsequent stock splits.


     As a result of these new non-employee director compensation arrangements, each of the Company's current non-employee directors will receive, effective as of the date of the upcoming annual meeting of stockholders, an annual option award covering a number of shares equal to $650,000 divided by the fair market value of the Common Stock on the date of grant. It is not possible to compute the size of the award at the present time; however, if the number were computed on the basis of the fair market value of the Common Stock as of May 15, the size of the award would be approximately 7,000 shares, which is substantially smaller than it would have been (96,000 shares) had the non-employee director compensation arrangements not been changed.


     In the case of both initial awards and annual awards, the exercise price of the option is equal to the "fair market value" of the Common Stock on the date of grant, which is defined as the average of the high and low reported sales price of the Common Stock on that date. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, so long as the director remains a member of the Board of Directors through those dates. The option terminates when the director ceases to be a member of the Board of Directors (if the Board of Directors demands or requests the director's resignation), 90 days after the director ceases to be a member of the Board of Directors (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board of Directors because of death or permanent disability. In any event, the option terminates on the tenth anniversary of the date of grant.

     Because Mr. Mandl was appointed to the Board of Directors at the time that the new compensation arrangement was approved, his compensation is based on the new arrangement. Consequently, effective November 21, 1997, the date of the first Board of Directors meeting that Mr. Mandl attended, Mr. Mandl received an option covering 61,356 shares of Common Stock, 46,017 were attributable to his initial award and 15,339 were attributable to the annual award for the Service Year that commenced in 1997. Had the Board of Directors not changed the non-employee director compensation arrangement, Mr. Mandl would have received an option covering 240,000 shares.

     OTHER BENEFITS. The Company reimburses non-employee directors for their reasonable expenses associated with attending Board of Directors meetings and provides the directors with liability insurance coverage with respect to their activities as directors of the Company.

     COMPENSATION DURING FISCAL 1998. The following table describes the fiscal 1998 fees and stock option grants for each of the Company's non-employee directors.


                                                           CASH
                        NAME                             PAYMENTS    OPTIONS GRANTED(A)
                        ----                             --------    ------------------
Mr. Carty............................................    $35,000(b)    48,000 shares
Mr. Hirschbiel.......................................    $34,000       48,000 shares
Mr. Jordan...........................................    $34,000(b)    48,000 shares
Mr. Luce(c)..........................................    $ 5,000       49,722 shares
Mr. Luft.............................................    $35,000       48,000 shares
Ms. Malone...........................................    $34,000       48,000 shares
Mr. Mandl(d).........................................    $40,000       61,356 shares
Mr. Miles(c).........................................    $ 5,000       49,722 shares


---------------


(a) Effective July 18, 1997 (the date of the first Board of Directors meeting following last year's annual meeting of stockholders), each non-employee director received an option to purchase 24,000 shares with an exercise price of $74.08 per share, which upon payment of the two-for-one split of the Common Stock on March 6, 1998, is now the equivalent of an option to purchase 48,000 shares at an exercise price of $37.04 per share.


(b) Elected to defer $30,000 of this amount pursuant to the deferred compensation plan described above.

(c) Mr. Luce and Mr. Miles elected to receive options in lieu of the $30,000 annual retainer fee. Accordingly, in addition to the options referred to in note (a) above, on July 18, 1997 (the date of the first Board of Directors meeting following last year's annual meeting of stockholders), each of Mr. Luce and Mr. Miles received an option to purchase 861 shares with an exercise price of $74.08 per share, which as a result of the March 1998 stock split, is now the equivalent of an option to purchase 1,722 shares at an exercise price of $37.04.

(d) Mr. Mandl's compensation reflects the new non-employee director compensation arrangements approved by the Board of Directors in November 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     GENERAL. The compensation paid to the Company's executive officers is administered by the Compensation Committee of the Board of Directors and consists of base salaries, annual bonuses, awards made pursuant to the Incentive Plan, contributions to the Company-sponsored 401(k) retirement plan and deferred compensation plan and miscellaneous benefits. The following table summarizes the total compensation for each of the last three fiscal years awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                 ANNUAL COMPENSATION             COMPENSATION AWARDS
                                          ----------------------------------   -----------------------
                                                                     OTHER                    SHARES     ALL OTHER
                                                                    ANNUAL     RESTRICTED     UNDER-       OTHER
           NAME AND              FISCAL                             COMPEN-      STOCK        LYING       COMPEN-
      PRINCIPAL POSITION          YEAR     SALARY      BONUS       SATION(A)   AWARDS(B)    OPTIONS(C)   SATION(D)
      ------------------         ------   --------   ----------    ---------   ----------   ----------   ---------
MICHAEL S. DELL................   1998    $788,462   $2,000,000    $  1,650    $       0    3,200,000     $65,549
  Chairman of the Board,          1997     688,461    1,304,910      17,448            0    3,200,000      34,379
  Chief Executive Officer         1996     568,629      731,421      92,541            0      480,000      21,303
MORTON L. TOPFER...............   1998     616,346    2,000,000(e)    7,749            0      150,000      28,681
  Vice Chairman                   1997     544,276    1,031,622      17,567            0      360,000      35,576
                                  1996     490,892      631,429     112,348      640,000    2,200,000      28,856
KEVIN B. ROLLINS...............   1998     450,381    1,125,953(e)  141,206            0      400,000      34,320
  Vice Chairman                   1997     342,310      486,610     125,099            0    2,680,000       3,530
                                  1996          --           --          --           --           --          --
THOMAS J. MEREDITH.............   1998     408,288    1,020,719(e)      825            0       80,000      11,315
  Senior Vice President,          1997     383,547      545,232      14,314            0      240,000      20,198
  Chief Financial Officer         1996     327,635      316,075      41,534      320,000      224,000      19,746
PHILLIP E. KELLY...............   1998     308,892      579,173(e)  405,538            0       60,000       7,833
  Vice President and              1997     266,923      379,444     422,616            0      200,000      12,287
  President -- Asia Pacific       1996     223,397      166,243     288,275      731,200      400,000       9,709


---------------


(a) The amounts shown in this column include amounts paid by the Company for personal financial counseling and tax planning services and (prior to fiscal 1997) reimbursement for the related tax liability (Mr. Dell, $1,650 in fiscal 1998, $17,448 in fiscal 1997 and $92,541 in fiscal 1996; Mr. Topfer, $5,008 in fiscal 1998, $17,567 in fiscal 1997 and $34,031 in fiscal 1996; Mr. Rollins, $12,390 in fiscal 1998 and $643 in fiscal 1997; Mr. Meredith, $825 in fiscal 1998, $14,314 in fiscal 1997 and $39,485 in fiscal 1996; and Mr. Kelly, $3,350 in fiscal 1998 and $5,693 in fiscal 1997) and relocation expenses paid by the Company and reimbursement for the related tax liability (Mr. Topfer, $2,741 in fiscal 1998 and $78,317 in fiscal 1996; and Mr. Rollins, $128,816 in fiscal 1998 and $34,456 in fiscal 1997).
     For Mr. Rollins, the amount shown for fiscal 1997 also includes the amount of bonus paid on commencement of employment ($90,000). For Mr. Meredith, the amount shown for fiscal 1996 also includes imputed interest on below-market loans that have since been repaid ($2,049). For Mr. Kelly, the amounts shown also include expat allowances ($335,406 in fiscal 1998, $365,709 in fiscal 1997 and $245,948 in fiscal 1996) and reimbursement for miscellaneous goods and services ($66,782 in fiscal 1998, $51,214 in fiscal 1997 and $42,327 in fiscal 1996).


(b) For Mr. Topfer, the amount shown represents the value of 160,000 shares of the Company's Common Stock awarded on July 24, 1995 (calculated using the closing sales price of the Common Stock on the date of grant, which was $4.00). The shares are subject to vesting and transfer restrictions that will lapse with respect to all of the shares on the fourth anniversary of the date of grant. In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Topfer competes with the Company within two years after his employment with the Company is terminated.

     For Mr. Meredith, the amount shown represents the value of 80,000 shares of the Company's Common Stock awarded on July 24, 1995 (calculated using the closing sales price of the Common Stock on the date of grant, which was $4.00). The shares are subject to vesting and transfer restrictions that will lapse with respect to one-seventh of the shares on each of the first seven anniversaries of the date of grant. In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Meredith competes with the Company within two years after his employment with the Company is terminated.

     For Mr. Kelly, the amount shown represents the value of 160,000 shares of the Company's Common Stock awarded on February 7, 1995 (calculated using the closing sales price of the Common Stock on the date of grant, which was $2.57) and the value of 80,000 shares of the Company's common stock awarded on July 24, 1995 (calculated using the closing sales price of the common stock on the date of grant, which was $4.00). With respect to each award, the shares are subject to vesting and transfer restrictions that will lapse with respect to one-seventh of the shares on each of the first seven anniversaries of the date of grant. In addition, the shares are subject to forfeiture (and any gain realized on the sale of the shares is subject to repayment to the Company) if Mr. Kelly competes with the Company within two years after his employment with the Company is terminated.

    The total number and value of the shares of restricted stock held by the Named Executive Officers as of the end of fiscal 1998 are as follows, with the values based on the closing sales price of the Company's Common Stock on the last trading day of fiscal 1998 ($49.72):

                                                                             NUMBER
                                                                            OF SHARES      VALUE
                                                                            ---------    ----------
            Mr. Dell....................................................           0     $        0
            Mr. Topfer..................................................     160,000      7,955,040
            Mr. Rollins.................................................           0              0
            Mr. Meredith................................................      57,120      2,839,949
            Mr. Kelly...................................................     194,160      9,653,441

    When and if the Board of Directors declares and pays dividends on the Company's Common Stock, such dividends will be paid on the outstanding shares of restricted stock described in this note at the same rate as they are paid to all stockholders.

(c) Does not include options granted under the Executive Stock Ownership Incentive Program described below (the "ESOIP"), pursuant to which a Named Executive Officer may elect to receive discounted stock options in lieu of all or a portion of annual bonus. See note (e) below for information regarding ESOIP elections made for fiscal 1998 annual bonuses. For information regarding the stock option grants made during fiscal 1998 (including information with respect to options granted pursuant to ESOIP elections made for fiscal 1997 annual bonuses), see the table titled "Option Grants in Last Fiscal Year" under "Item 11 -- Executive
    Compensation -- Compensation of Executive Officers -- Incentive Plan Awards" below.

(d) Includes the value of the Company's contributions to the Company-sponsored 401(k) retirement savings plan that is available to all Company employees, the amount of the Company's contributions to the deferred compensation plan that is available to certain members of the Company's management and the amount paid by the Company for term life insurance coverage under health and welfare plans available to all Company employees.

(e) In accordance with the terms of the ESOIP, Mr. Topfer, Mr. Rollins and Mr. Meredith each elected to receive discounted stock options in lieu of 100% of his annual bonus, and Mr. Kelly elected to receive discounted stock options in lieu of 30% of his annual bonus. The amount shown represents the amount of the annual bonus awarded, whether paid or foregone in lieu of discounted options. In lieu of the foregone amounts, those persons received options covering the following number of shares: Mr. Topfer, 157,016; Mr. Rollins, 88,396; Mr. Meredith, 80,134; and Mr. Kelly, 13,640. The options were granted on March 20, 1998 and have an exercise price of $50.95 (which was 80% of the market value of the Common Stock on that date). These options are subject to a one-year vesting period and, accordingly, do not vest and are not exercisable until the first anniversary of the date of grant.

     INCENTIVE PLAN AWARDS. The Company's Incentive Plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, stock and cash to directors, executive officers and key employees of the Company and its subsidiaries and certain other persons who provide consulting or advisory services to the Company. Pursuant to an amendment to the Incentive Plan that was approved by the stockholders at last year's annual meeting, the number of shares of the Company's common stock that may be issued pursuant to awards under the Incentive Plan is automatically increased at the beginning of each fiscal year, beginning with fiscal 1999 and ending with fiscal 2003. The number of additional shares that will be available for awards at the beginning of any such fiscal year will be equal to 4% of the following amount: the total number of issued and outstanding shares of Common Stock as of the end of the immediately preceding fiscal year, plus the total number of shares of Common Stock repurchased by the Company during the immediately preceding fiscal year under the Company's stock repurchase program. That percentage will be increased to 5% if the total shareholder return (consisting of increase in stock price plus dividends paid) achieved by the Company during the immediately preceding fiscal year exceeds the average total shareholder return achieved by the companies included in the S&P Computer Systems Index during the immediately preceding fiscal year. As of the beginning of fiscal 1999, an aggregate of 162,701,660 shares of Common Stock were authorized for issuance pursuant to awards under the Incentive Plan (including 35,654,140 shares that were added at the beginning of fiscal 1999 under the formula described above) and 45,728,576 shares remained available for issuance under Incentive Plan awards.

     No restricted stock was awarded to any of the Named Executive Officers during fiscal 1998. The following table sets forth information about stock option grants made to the Named Executive Officers during fiscal 1998. The Company has not made any awards of stock appreciation rights to any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS
                       -----------------------------------------------------------------
                         NUMBER        PERCENTAGE OF
                       OF SHARES       TOTAL OPTIONS
                       UNDERLYING       GRANTED TO     EXERCISE                            GRANT DATE
                        OPTIONS        EMPLOYEES IN      PRICE      GRANT     EXPIRATION     PRESENT
        NAME           GRANTED(A)       FISCAL YEAR    PER SHARE     DATE        DATE       VALUE(B)
        ----           ----------      -------------   ---------   --------   ----------   -----------
Mr. Dell.............  2,000,000           9.16%       $ 18.531      3-5-97      3-5-07    $15,622,350
                       1,200,000           5.49          37.040     7-18-97     7-18-07     17,892,405
Mr. Topfer...........    309,388(c)        1.42          13.338     3-21-97     3-21-07      3,147,373
                         150,000           0.69          37.040     7-18-97     7-18-07      2,236,551
Mr. Rollins..........    100,000           0.46          37.040     7-18-97     7-18-07      1,491,034
                         300,000           1.37          40.625    12-22-97    12-22-07      5,010,008
Mr. Meredith.........    163,516(c)        0.75          13.338     3-21-97     3-21-07      1,663,432
                          80,000           0.37          37.040     7-18-97     7-18-07      1,192,827
Mr. Kelly............     45,516(c)        0.21          13.338     3-21-97     3-21-07        463,030
                          60,000           0.27          37.040     7-18-97     7-18-07        894,620


---------------

(a) Unless otherwise noted, these options will vest and become exercisable with respect to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant.

(b) Calculated using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include the following: (1) an interest rate representing the interest rate on U.S. Treasury securities with a maturity date corresponding to the option term; (2) volatility determined using daily prices for the Company's Common Stock during the five-year period immediately preceding date of grant; (3) a dividend rate of $0; and (4) in each case (other than the ESOIP options described in note (c) below), a reduction of 25% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market prices of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the Common Stock on the date the option is exercised and the applicable exercise price.

(c) These options were granted as a part of the ESOIP, which is described below. These options were fully vested when granted but were not exercisable until the first anniversary of the date of grant. These options were received in lieu of fiscal 1997 annual bonuses in the following amounts: Mr. Topfer, $1,031,622 (100%); Mr. Meredith, $545,232 (100%); and
     Mr. Kelly, $151,682 (40%). Those amounts are shown in the Bonus column of the "Summary Compensation Table" above.

     The following table sets forth, for each Named Executive Officer, information concerning the exercise of stock options during fiscal 1998 and the value of unexercised stock options at the end of fiscal 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(B)
                        ACQUIRED        VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE   REALIZED(A)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Mr. Dell.............           0    $         0     832,000       6,048,000     $36,214,480   $200,467,820
Mr. Topfer...........   1,241,000     37,519,304           0       3,698,388               0    163,012,986
Mr. Rollins..........     408,000     13,921,321     128,000       2,544,000       5,786,558    102,532,852
Mr. Meredith.........     620,000     19,910,401     472,670       1,134,990      22,126,660     49,392,046
Mr. Kelly............      28,000        734,414     250,376         543,916      11,309,826     22,043,709

---------------

(a) Calculated using the difference between (1) the actual sales price of the underlying shares (if the underlying shares were sold immediately upon exercise) or the closing sales price of the Common Stock on the date of exercise (if the underlying shares were not sold immediately upon exercise) and (2) the exercise price.

(b) Amounts were calculated by multiplying the number of unexercised options by the closing sales price of the Common Stock on the last trading day of fiscal 1998 ($49.72) and subtracting the exercise price.

     Under the ESOIP, which is a program implemented under the Incentive Plan, certain members of the Company's management (including the executive officers) may elect, on an annual basis, to receive stock options in lieu of all or a portion of the annual bonus that they would otherwise receive. The exercise price of the options is 80% of the fair market value of the Company's Common Stock on the date of issuance. The number of shares subject to the options is dependent on the amount of bonus a participant designates for the program and is calculated by dividing the designated bonus amount by 20% of the fair market value of the Common Stock on the date of issuance. For the first two years of the program (fiscal 1996 and fiscal 1997), the options were fully vested at the time of issuance but were not exercisable for a period of one year. Effective for fiscal 1998, the options are subject to a one-year vesting period and do not vest and become exercisable until the first anniversary of the date of grant. All decisions regarding participation in the program and the amount of bonus to designate must be made several months in advance of the anticipated bonus payment date. With respect to fiscal 1998, 240 persons (including four of the Named Executive Officers) elected to participate in the program with respect to their bonuses for such year.

     401(K) RETIREMENT PLAN. The Company maintains a defined contribution retirement plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in the plan, and eligibility for participation commences upon hiring. Under the terms of the plan, the Company currently matches 100% of each employee participant's voluntary contributions, subject to a maximum Company contribution of 3% of the employee's compensation. The Company's matching contributions are used to purchase the Company's Common Stock and vest at the rate of 20% on each of the first five anniversaries of the date of hire. After the completion of five years of service with the Company, a participant may elect to transfer the portion of his or her funds held in the form of Common Stock to another available investment fund. During fiscal 1998, the Company made a discretionary contribution for every eligible employee, regardless of whether the employee was a plan participant, equal to 2% of the employee's actual earnings during calendar 1997.

     DEFERRED COMPENSATION PLAN. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of annual compensation. The Company matches 100% of the employee's voluntary contributions not in excess of 3% of annual compensation. The funds attributable to a participant (including voluntary contributions and matching contributions) are invested among various funds designated by the plan administrator. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years. A participant whose employment with the Company is terminated prior to death or retirement is entitled to receive his or her contributions to the plan (and any earnings thereon) but is entitled to receive the Company's matching contributions only if he or she has completed four years of service with the Company.

     EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all employees to purchase shares of the Company's Common Stock. Participating employees may purchase Common Stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the participation period. Participation periods are semi-annual and begin on January 1 and July 1 of each year. Employees may designate up to 15% of their base compensation for the purchase of Common Stock under the plan.

     EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS. Each of the Named Executive Officers has entered into an employment agreement with the Company. For the Named Executive Officers other than Mr. Dell, such employment agreements do not contain any provisions regarding compensation or continued employment and are identical in all material respects to those contained in the employment agreement entered into by all the Company's employees upon the commencement of their employment with the Company. Mr. Dell's employment agreement provides for continued employment for successive one-year terms, subject to termination at any time at the option of Mr. Dell upon 30 days' written notice.

     Under the terms of the Incentive Plan and the Company's prior stock option plans, the Compensation Committee, if it so chooses, may issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control of the Company and may amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include such acceleration provisions in any awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Miles, Mr. Hirschbiel and Mr. Jordan served as members of the Compensation Committee of the Company's Board of Directors during all of fiscal 1998, and Mr. Mandl has been serving as a member of the Compensation Committee since his election to the Board of Directors in November 1997. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to become the leader in the personal computer industry by providing products and services of the highest value to its customers. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through return on invested capital, revenue and earnings growth, quality and customer and employee satisfaction.

COMPENSATION PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") is committed to implementing a compensation program that furthers the Company's mission. The Committee therefore adheres to the following compensation policies, which are designed to support the achievement of the Company's business strategies:

     - Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, business unit and individual performance goals.

     - A significant amount of pay for senior executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

     - The at-risk components of pay offered should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with the Company and aligns executives' interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

     - Total compensation opportunities should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

     - Base compensation should target compensation opportunities at the median of compensation paid to executives of similar high-tech companies. However, if the Company's performance exceeds that of its peers, total compensation should be paid above this amount in proportion to the level of success achieved.

     The Committee compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Committee reviews and approves the selection of companies used in the peer group for compensation comparison purposes. For fiscal 1998, the peer group consisted of approximately 25 high-tech companies, and was changed from the prior year to reflect the Company's growth and profitability. This group is not necessarily the same group used for the industry comparison in the performance graph found in "Company Performance" since this group includes additional companies that the Company competes with for people talent, in addition to industry-product competitors.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

     The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the

Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

     BASE SALARIES. Base salaries are targeted at median levels for the peer group of companies and are adjusted by the Committee to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. The Committee reviews each senior executive's base salary annually.

     Overall, senior executive salaries were increased in fiscal 1998 at rates comparable to the increases provided in the peer group of high-tech companies.

     SHORT-TERM INCENTIVES. The Incentive Bonus Plan promotes the Company's pay-for-performance philosophy by providing senior executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals.


     Earlier in the fiscal year, the Committee established these corporate and business unit specific goals relating to each senior executive's bonus opportunity. For fiscal 1998, the Company's performance and business unit performance were based on financial measures, including return on invested capital ("ROIC") and revenue growth, and on non-financial measures, such as quality, systems infrastructure and process enhancements. For fiscal 1998, a subjective evaluation of individual performance could only result in a negative adjustment of the payment for those corporate vice presidents who participated in the old Executive Incentive Bonus Plan and who are executive officers. That plan was approved by the stockholders at the 1995 annual meeting in order to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code.


     Fiscal 1998 target bonus opportunities for each of the senior executives were set slightly above market levels, but required above-average performance from each of the executives to be achievable. For the Company's senior executive officers, the targets ranged from 75% to 150% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target based on the Company's performance. The Company's performance in fiscal 1998 significantly exceeded the performance goals as specified in the plan, and bonuses were paid to the Named Executive Officers as shown in the Summary Compensation Table. The payouts ranged from 169% to 250% of the target bonus opportunities for the Named Executive Officers.


     For fiscal 1999, incentive bonuses will be governed by the new Executive Incentive Bonus Plan (contingent upon stockholder approval), under "Proposal 3 -- Approval of Executive Incentive Bonus Plan" above.


     LONG-TERM INCENTIVES. In keeping with the Company's philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of a senior executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

     When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The Committee's objective is to provide executives with long-term incentive award opportunities that approximate the market median but provide for above-market payout opportunities when the Company's stockholder returns exceed industry norms.

     The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of the Company's Common Stock on the date of grant. The size of the award can also be adjusted based on individual factors.

     In July 1997, stock options with an exercise price set at fair market value were granted for fiscal 1998 as part of the Company's regular annual grant of stock options. The size of each award was determined based on the criteria for awarding long-term incentives stated in the preceding two paragraphs. These nonqualified options vest ratably on the first five anniversaries of the grant date (20% of the grant each year).

     Because all of the above grants were made at option prices equal to the fair market value of the Company's Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company.

     Also, on March 20, 1998, stock options with an exercise price set at 80% of fair market value were granted to 193 of 349 potential participants in the Company's "Executive Stock Ownership Incentive Program." Under this program, executives could elect to forgo all or a portion of their pre-tax Incentive Bonus Plan or EIBP payouts for fiscal 1998 and receive options granted at 80% of fair market value as of the above date. Because of the inherent risk in foregoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the forgone bonus payment amount by 20% of the fair market value of the Common Stock on the bonus payment date. Although the foregone cash payments would have been unrestricted, these discounted options are subject to a one-year vesting period requirement, in exchange for the favorable share calculation formula.

     The Committee also approved grants of restricted stock to key employees who joined the Company during fiscal 1998. The restricted stock was required to attract these individuals to the Company and was intended to replace the long-term incentives they forfeited when they left their previous employers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee recognizes that Michael S. Dell is the Company's founder and its largest stockholder. In fiscal 1998, Mr. Dell's annualized base salary was increased to $800,000 to reflect the Company's outstanding performance under his continued leadership. The new salary remains below the median base salary earnings for chief executive officers of the peer group of companies.


     Mr. Dell also received an incentive bonus as a result of the Company's performance in fiscal 1998 which exceeded the target performance levels specified in the plan. This payment equaled 254% of Mr. Dell's base salary.


     In fiscal 1998, Mr. Dell also received stock option grants of 3,200,000 shares, each with an exercise price set at the fair market value of the Common Stock on the date of grant. The awards were based on comparative long-term incentive awards made to other chief executive officers in the peer group of high-tech companies.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance based compensation" or qualifies under certain other exceptions. When structuring awards to the executive officers, the Committee considers the potential loss of deduction under Section 162(m), as well as the financial statement effect of a particular award. In some cases, an award that qualifies as "performance based compensation" under Section 162(m) may give rise to an accounting treatment that results in an adverse financial statement effect. Consequently, the Committee attempts to strike a reasonable balance between the Section 162(m) considerations and the financial accounting or other considerations. The Committee may authorize an award that will give rise to a loss of deduction under Section 162(m), but only after determining that the potential adverse financial statement effect of alternative award structures, or other considerations, outweighs the monetary value of the lost deduction. As a result of the Section 162(m) limitation, approximately $14.5 million of the compensation earned by Mr. Topfer and $8.6 million earned by Mr. Rollins during fiscal 1998 will be nondeductible (resulting in a cash cost to the Company of approximately $8 million).

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for senior executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

                                          THE COMPENSATION COMMITTEE

                                          MICHAEL A. MILES, CHAIRMAN
                                          PAUL O. HIRSCHBIEL, JR.
                                          MICHAEL H. JORDAN
                                          ALEX J. MANDL

                              COMPANY PERFORMANCE

     The following graph compares the cumulative total return on the Company's Common Stock during the last five fiscal years with the S&P 500 Index and the S&P Computer Systems Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on January 31, 1993 and assumes the reinvestment of all dividends. The graph depicts the change in the value of the Company's Common Stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                                                                                    S&P COMPUTER
                     MEASUREMENT PERIOD                        DELL COMPUTER                          SYSTEMS
                   (FISCAL YEAR COVERED)                        CORPORATION         S&P 500           INDEX(A)
1993                                                                       100               100               100
1994                                                                        47               109               100
1995                                                                        91               107               121
1996                                                                       119               142               172
1997                                                                       572               179               240
1998                                                                      1720               223               324


                                                         END OF FISCAL YEAR
                                              ----------------------------------------
                                              1993   1994   1995   1996   1997   1998
                                              ----   ----   ----   ----   ----   -----
Dell Computer Corporation...................  100     47     91    119    572    1,720
S&P 500.....................................  100    109    107    142    179      223
S&P Computer Systems Index(a)...............  100    100    121    172    240      324


---------------


(a) The S&P Computer Systems Index currently consists of Apple Computer, Inc., Compaq Computer Corporation, Data General Corporation, Dell Computer Corporation, Digital Equipment Corporation, EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Seagate Technology, Inc., Silicon Graphics, Inc., Sun Microsystems, Inc. and Unisys Corporation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information about the beneficial ownership of Common Stock (the only class of voting securities of the Company outstanding) by the persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, by each of the Company's directors, by each Named Executive Officer and by all of the Company's directors and executive officers as a group. To the best of the Company's knowledge, each such person holds sole investment and voting power over the shares shown, except as otherwise indicated.

                                                              AMOUNT AND NATURE      PERCENTAGE
                                                                OF BENEFICIAL            OF
                      BENEFICIAL OWNER                          OWNERSHIP(a)         CLASS (b)
                      ----------------                        -----------------      ----------
Michael S. Dell.............................................     103,047,382(c)(d)      16.1%
  One Dell Way
  Round Rock, Texas 78682-2244
Alliance Capital Management L.P.............................      35,925,662(e)          5.5%
  787 Seventh Avenue
  New York, New York 10019
Donald J. Carty.............................................         235,200(c)         *
Paul O. Hirschbiel, Jr......................................         203,424(c)(f)      *
Michael H. Jordan...........................................         435,200(c)         *
Thomas W. Luce III..........................................           1,120(c)         *
Klaus S. Luft...............................................         201,600(c)         *
Claudine B. Malone..........................................         108,000(c)         *
Alex J. Mandl...............................................               0            *
Michael A. Miles............................................         399,958(c)(g)      *
Morton L. Topfer............................................       1,767,914(c)(h)      *
Kevin B. Rollins............................................         538,322(c)         *
Thomas J. Meredith..........................................       1,534,426(c)(i)      *
Phillip E. Kelly............................................         225,926(c)         *
Directors and executive officers as a group (24 persons)....     110,123,270(c)         17.2%

---------------

*   Less than 1%.

(a) As of April 30, 1998, unless otherwise indicated.

(b) Based on the number of shares outstanding (639,003,101) at the close of business on April 30, 1998, unless otherwise indicated.

(c) Includes the following number of shares subject to options that were exercisable at or within 60 days after April 30, 1998: Mr. Dell, 1,232,000; Mr. Carty, 235,200; Mr. Hirschbiel, 110,400; Mr. Jordan, 355,200; Mr. Luce, 1,120; Mr. Luft, 201,600; Ms. Malone, 48,000; Mr. Miles, 202,720; Mr.
    Topfer, 1,112,388; Mr. Rollins, 536,000; Mr. Meredith, 687,630; Mr. Kelly,
    0; and all directors and executive officers as a group, 5,540,934. Also includes the following number of shares held for the person's account in the Company-sponsored 401(k) retirement savings plan: Mr. Dell, 24,830; Mr. Topfer, 4,190; Mr. Rollins, 458; Mr. Meredith, 9,456; Mr. Kelly, 2,958; and all directors and executive officers as a group, 66,454.

(d) Does not include 1,620,000 shares held in a trust of which Mr. Dell is the grantor, 1,520,000 shares held in a trust of which Mr. Dell's spouse is the grantor or 10,112,128 shares held by Mr. Dell's spouse.

(e) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998 and reflecting ownership of Common Stock, and the percentage of shares outstanding, as of December 31, 1997. The following information is taken from that filing. The Schedule 13G was filed by The Equitable Companies Incorporated ("Equitable"); AXA-UAP, which beneficially owns a majority interest in Equitable; and Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group (collectively, the "Mutuelles AXA"), which beneficially own a majority interest in AXA-UAP. The reporting persons reported (1) deemed sole voting power over 18,866,442 shares, (2) deemed shared voting power over 5,684,760 shares, (3) deemed sole investment power over 35,908,752 shares and (4) deemed shared investment power over 16,910 shares. Alliance Capital Management L.P., a subsidiary of Equitable was reported as the deemed holder of sole voting power over 18,712,642 of such shares, shared voting power over 5,684,760 of such shares, sole investment power over 35,908,752 of such shares and shared investment power over 7,260 of such shares.

(f) Includes 5,760 shares held in family trusts of which Mr. Hirschbiel is the trustee.

(g) Includes 40,000 shares held by Mr. Miles' spouse and 1,238 shares held through the Company's deferred compensation plan for non-employee directors.

(h) Includes 32,368 shares held by a family limited partnership of which Mr. Topfer is the general partner.

(i)Includes 636,220 shares held by a grantor trust of which Mr. Meredith is the trustee and Mr. Meredith and members of his family are the beneficiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas W. Luce III, a director of the Company, is affiliated with the law firm of Hughes & Luce, L.L.P., Dallas, Texas, which provided certain legal services to the Company during fiscal 1998. The dollar amount of fees that the Company paid to that firm during fiscal 1998 did not exceed 5% of that firm's gross revenues for its last full fiscal year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Claudine B. Malone, a non-employee director of the Company, failed to report on her Form 4 for the month of September 1997 a sale of 28,800 (prior to the March 1998 split) shares of the Company's Common Stock that occurred on September 5, 1997. This failure was inadvertent, and the transaction has now been reported on Ms. Malone's Form 5 filed with respect to fiscal 1998. This was the only transaction that was not timely reported.


                             ADDITIONAL INFORMATION

     INDEPENDENT ACCOUNTANTS. The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for fiscal 1999. Price Waterhouse LLP has been the Company's independent accountants for each of the past twelve fiscal years. The Company expects that representatives of Price Waterhouse LLP will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.


     PROXY SOLICITATION. The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person or by telephone or facsimile transmission by officers, directors and regular employees of the Company. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.



     STOCKHOLDER PROPOSALS. Any stockholder of the Company who desires to present a proposal for consideration at next year's annual meeting of stockholders must deliver the proposal to the Company's principal executive offices no later than February 4, 1999, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244.


     In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, One Dell Way, Round Rock, Texas 78682-2244, stating in detail the qualifications of the persons they recommend.

     STOCKHOLDER LIST. The Company will maintain at its corporate offices at One Dell Way, Round Rock, Texas, a list of the stockholders entitled to vote at the annual meeting, and the list will be open for examination by any stockholder, for purposes germane to the meeting, during ordinary business hours for a period of 10 days prior the meeting. The list will also be available for examination at the meeting itself.

     ANNUAL REPORT. The Company's Annual Report to Stockholders for the fiscal year ended February 1, 1998 is being mailed to stockholders or made available via the Internet concurrently with this Proxy Statement and does not form any part of the proxy solicitation material. A COPY OF THE

COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO DONALD D. COLLIS, INVESTOR RELATIONS, DELL COMPUTER CORPORATION, ONE DELL WAY, ROUND ROCK, TEXAS 78682. In addition, the Company's Annual Report on Form 10-K (without exhibits) is available via the Internet at the Company's World Wide Web site (www.dell.com), and the EDGAR version of such report (with exhibits) is available at the World Wide Web site of the Securities and Exchange Commission (www.sec.gov).


     INTERNET AND TELEPHONE VOTING. For shares of Common Stock that are registered in your name, as well as for shares that you beneficially own and hold in "street name" through a broker, you have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 4:00 p.m., New York time, on July 16, 1998. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law.



     To vote via the Internet, please access ADP on the World Wide Web at www.proxyvote.com. To vote by telephone, please call ADP Investor Communication Services toll-free at 1-800-690-6903 (for record holders) or 1-800-454-8683 (for beneficial owners holding in street name).


     The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                   APPENDIX A
                           DELL COMPUTER CORPORATION

                         EXECUTIVE INCENTIVE BONUS PLAN

     Dell Computer Corporation, a Delaware corporation (the "Company") adopts this Executive Incentive Bonus Plan (the "Plan") for the purpose enhancing the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

     Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention. The "performance goal" necessary for the payment of remuneration under the Plan will be the achievement of positive Consolidated Net Income (as defined below).

     1. DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

          (c) "Committee" shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

          (d) "Company" shall mean Dell Computer Corporation, a Delaware corporation.

          (e) "Consolidated Net Income" shall mean, for any Fiscal Quarter or Fiscal Year, the net income before extraordinary items reported in the Company's quarterly or annual consolidated statement of income included in the applicable Quarterly Report on Form 10-Q (in the case of a Fiscal Quarter) or Annual Report on Form 10-K (in the case of a Fiscal Year), as filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          (f) "Eligible Executive" shall mean the Company's Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

          (g) "Incentive Bonus" shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to
     Section 3 below.

          (h) "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

     2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the

Incentive Bonus that is payable to any other Eligible Executive. All Committee actions under the Plan shall be taken in accordance with the applicable provisions of the Company's By-laws and the Committee's Charter.

     3. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

     4. AWARDS.

     (a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year. After the end of such 90-day period, the Committee may designate additional Eligible Executives so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an Incentive Bonus to such additional Eligible Executive.

     (b) The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

     (c) The Incentive Bonus payable to an Eligible Executive with respect to any fiscal year shall not exceed 0.5% of the Consolidated Net Income for such fiscal year; provided, however, that the maximum Incentive Bonus payable to any individual who becomes an Eligible Executive after the end of the 90-day period referred to in subsection (a) of this Section shall be 0.5% of the Consolidated Net Income for the fiscal quarters after the fiscal quarter in which such individual became an Eligible Executive.

     5. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

     6. PAYMENT OF INCENTIVE BONUSES. Subject to any election duly and validly made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus or the payment of all or a portion of his or her Incentive Bonus in some form other than cash, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

     7. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

     8. WITHHOLDING. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

     9. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

     10. UNFUNDED PLAN. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

     11. ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

     (a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on July 17, 1998 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing February 2, 1998 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after February 2, 1998 shall be fully effective as if the stockholders had approved the Plan on or before February 2, 1998.

     (b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

          (1) To increase the maximum amount of Incentive Bonus that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

          (2) To materially modify the requirements as to eligibility for participation in the Plan;

          (3) To change the material terms of the stated performance goal.

     (c) No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

     12. GOVERNING LAW. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

                                     *****


     The foregoing Executive Incentive Bonus Plan was duly approved and adopted by the Board of Directors of Dell Computer Corporation, a Delaware corporation (the "Company"), by Unanimous Written Consent dated May 28, 1998, and was duly approved by the Company's stockholders at the annual meeting of stockholders held on July 17, 1998.




                                            ------------------------------------
                                                      Thomas B. Green
                                                         Secretary

PROXY FORM                       [DELL LOGO]                        PROXY FORM

                           DELL COMPUTER CORPORATION
                                     PROXY

       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 17, 1998
                 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF DELL COMPUTER CORPORATION



By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of stock of the Company that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED ACCORDING TO THE BOARD OF DIRECTOR RECOMMENDATIONS INDICATED ON THE REVERSE SIDE, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

[DELL LOGO]
www.dell.com

                          OPTIONS FOR SUBMITTING PROXY

         1. RETURN THE ATTACHED PROXY CARD USING THE ENCLOSED ENVELOPE.
         2. VOTE VIA THE INTERNET AT www.proxyvote.com
         3. VOTE VIA THE TELEPHONE AT 1-800-690-6903

-------------------------------------------------------------------------------

PROXY MUST BE SUBMITTED BY 4:00 P.M. (EASTERN DAYLIGHT SAVINGS TIME) ON JULY 16, 1998 UNLESS YOU ARE ATTENDING THE MEETING

TO VOTE VIA THE INTERNET OR TELEPHONE, YOU MUST HAVE THE CONTROL NUMBER LISTED BELOW.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
DIRECTOR NOMINEES: (01) DONALD J. CARTY, (02) THOMAS W. LUCE III (03) PAUL O. HIRSCHBIEL, JR. (04) ALEX J. MANDL
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
PROXY FORM                      [DELL LOGO]                          PROXY FORM
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED PROPOSALS

(1) ELECTION OF DIRECTORS: - Nominees:

    Donald J. Carty
    Thomas W. Luce III
    Paul O. Hirschbiel, Jr.
    Alex J. Mandl

[ ] FOR ALL nominees

[ ] WITHHOLD ALL nominees

[ ] FOR ALL EXCEPT:

----------------------------------
(TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDIVIDUAL NOMINEE, WRITE THAT
NOMINEE'S NAME IN THE SPACE
PROVIDED ABOVE.)

(2) Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from one billion to three billion.

            [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

(3)  Approval of the Company's Executive Incentive Bonus Plan.

            [ ] FOR             [ ] AGAINST              [ ] ABSTAIN


Note: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.
-------------------------------------------------------------------------------
                                    PLEASE MARK ALL
                                    CHOICES LIKE THIS  [X]
--------------     --------------
ACCOUNT NUMBER         SHARES



SIGNATURE OF STOCKHOLDER                          DATE
                        -------------------------      -----------------
                                                  DATE
                        -------------------------      -----------------


EACH JOINT OWNER SHOULD SIGN. SIGNATURES SHOULD CORRESPOND WITH THE NAMES PRINTED ON THIS PROXY. ATTORNEYS, EXECUTORS, ADMINISTRATORS, GUARDIANS, TRUSTEES, CORPORATE OFFICERS OR OTHER SIGNING IN A REPRESENTATIVE CAPACITY MUST GIVE FULL TITLE.